Exhibit 4.1

HCC INSURANCE HOLDINGS, INC.

2004 FLEXIBLE INCENTIVE PLAN

1. Purpose

     The purposes of the HCC Insurance Holdings, Inc. 2004 Flexible Incentive Plan (the “2004 Flexible Plan”) are to promote the interests of HCC Insurance Holdings, Inc. (together with any successor thereto, the “Company”) and its subsidiaries and Shareholders by enabling the Company to attract, motivate and retain employees, Directors, consultants, and other service providers by offering such employees, Directors, consultants, and service providers performance-based stock incentives and other equity interests in the Company and other incentive awards that recognize the creation of value for the Shareholders and promote the Company’s long-term growth and success. To achieve these purposes, Participants may receive stock options, Stock Appreciation Rights, Restricted Stock, Performance Awards, Dividend Equivalent Rights and any other Awards, or any combination thereof, subject to the terms of the Plan set forth below.

2. Definitions

     As used in the 2004 Flexible Plan, the following terms shall have the meanings set forth below unless the content otherwise requires:

     2.1 “Award” shall mean the grant of a stock option, a Stock Appreciation Right, Restricted Stock, a Performance Award, a Dividend Equivalent Right or any other award under the 2004 Flexible Plan.

     2.2 “Board” shall mean the Board of Directors of the Company, as the same may be constituted from time to time.

     2.3 “Change in Control” shall mean, after the effective date of the 2004 Flexible Plan, (i) the occurrence of an event of a nature that would be required to be reported in response to Item 1 of a Form 8-K Current Report of the Company promulgated pursuant to Sections 13 and 15(d) of the Exchange Act; provided that, without limitation, such a Change in Control shall be deemed to have occurred if any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the Shareholders in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; (ii) the Shareholders approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a reorganization or recapitalization of the Company, or a similar transaction (collectively, a “Reorganization”), shall not constitute a Change in Control of the Company; or (iii) the Shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

     2.4 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

     2.5 “Committee” shall mean the Compensation Committee of the Company, if such a separate committee is appointed by the Board, or, in the absence of such a separate committee, it shall mean the Board. If a separate committee is appointed, then to the extent required by Rule 16b-3 promulgated under the Exchange Act and any successor thereunder promulgated during the duration of the 2004 Flexible Plan, the Committee members who approve Awards which would otherwise not qualify for an exemption from Rule 16b-3 shall consist of two or more “non-employee Directors” as defined by Rule 16b-3. To the extent that Awards are intended to satisfy, and to the extent required to satisfy, the “qualified performance-based compensation” exemption under Section 162(m) of the Code and such Treasury Regulations as may be promulgated thereunder, the Committee members who approve

Awards shall consist of two or more “outside Directors” as defined by such Section of the Code and such Treasury Regulations.

     2.6 “Common Stock” shall mean the Common Stock, $1.00 par value per share, of the Company.

     2.7 “Designated Beneficiary” shall mean the beneficiary designated by an Optionee, in a manner determined by the Committee, to exercise rights of the Optionee in the event of the Optionee’s death. In the absence of an effective designation by an Optionee the Designated Beneficiary shall be the Optionee’s estate.

     2.8 “Disability” shall mean permanent and total inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as determined in the sole and absolute discretion of the Committee.

     2.9 “Dividend Equivalent Right” shall mean the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the Shares specified in an Award granting Dividend Equivalent Rights if the Shares subject to such Award were held by the person to whom the Award is made.

     2.10 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

     2.11 “Fair Market Value” shall mean with respect to the Shares, as of any date, (i) the last reported sales price on any stock exchange on which the Common Stock is traded, currently the New York Stock Exchange, or, in the event that there shall be no public market for the Common Stock, the fair market value of the Common Stock as determined (which determination shall be conclusive) in good faith by the Committee, based upon the value of the Company as a going concern, as if such Common Stock were publicly owned stock, but without any discount with respect to minority ownership.

     2.12 “Incentive Stock Option” shall mean any stock option awarded under the 2004 Flexible Plan which qualifies as an “incentive stock option” under Section 422 of the Code or any successor provision.

     2.13 “Non-Tandem Stock Appreciation Right” shall mean any Stock Appreciation Right granted alone and not in connection with an Award which is a stock option.

     2.14 “Non-Qualified Stock Option” shall mean any stock option awarded under the 2004 Flexible Plan that does not qualify as an Incentive Stock Option.

     2.15 “Optionee” shall mean any Participant who has been granted a stock option under the 2004 Flexible Plan and who has executed a written stock option agreement with the Company reflecting the terms of such grant.

     2.16 “Participant” shall mean an individual who is eligible to receive an Award in accordance with Section 5.

     2.17 “Performance Award” shall mean any Award hereunder of Shares, units or rights based upon, payable in, or otherwise related to, Shares (including Restricted Stock), or cash of an equivalent value, as the Committee may determine, at the end of a specified performance period established by the Committee.

     2.18 “2004 Flexible Plan” shall mean the HCC Insurance Holdings, Inc. 2004 Flexible Incentive Plan, as set forth herein and as may be amended from time to time.

     2.19 “Restricted Stock” shall mean any Award of Shares under the 2004 Flexible Plan that is subject to restrictions or risk of forfeiture.

     2.20 “Retirement” unless otherwise defined in any other agreement regarding an Award, shall mean termination of a Participant’s employment other than for cause on or after the attainment of age 65 (or such other age as is permitted for the Participant by the Committee in its sole discretion); provided the Participant does not engage in full time employment with any other entity.

     2.21 “Shareholders” shall mean the holders of Shares and/or, to the extent the context requires, other equity securities of the Company.

     2.22 “Shares” shall mean shares of the Company’s Common Stock and any shares of capital stock or other securities of the Company hereafter issued or issuable upon, in respect of or in substitution or exchange for such Shares.

     2.23 “Stock Appreciation Right” shall mean the right of the holder thereof to receive an amount in cash or Shares equal to the excess of the Fair Market Value of a Share on the date of exercise over the Fair Market Value of a Share on the date of the grant (or such other value as may be specified in the agreement granting the Stock Appreciation Right).

     2.24 “Subsidiary” shall mean any subsidiary of the Company, and any business venture designated by the Committee in which the Company has a significant interest at the relevant time, as determined in the discretion of the Committee, provided that for all purposes hereunder relating to Incentive Stock Options, “Subsidiary” shall mean a “subsidiary corporation” of the Company at the relevant time, as defined in Section 424(f) of the Code.

     2.25 “Tandem Stock Appreciation Right” shall mean a Stock Appreciation Right granted in connection with an Award which is a stock option.

3. Administration of the 2004 Flexible Plan

     3.1 Committee. The 2004 Flexible Plan shall be administered and interpreted by the Committee in its discretion.

     3.2 Awards. Subject to the provisions of the 2004 Flexible Plan and directions from the Board, the Committee is authorized to and has the complete power and discretion to:

     (a) determine the persons to whom Awards are to be granted;

     (b) determine the types and combinations of Awards to be granted; the number of Shares to be covered by the Award; the pricing of the Award; the time or times when the Award shall be granted and may be exercised; the terms, performance criteria or other conditions, vesting periods or any restrictions for an Award; any restrictions on Shares acquired pursuant to the exercise of an Award; and any other terms and conditions of an Award, including, without limitation, provisions requiring the forfeiture of Awards and/or gains from Awards if a Participant is terminated for cause or if a Participant or former Participant violates any applicable affirmative or negative covenants regarding confidentiality, non-solicitation, or non-competition;

     (c) conclusively interpret the provisions of the 2004 Flexible Plan and any agreement, instrument, or other document relating to the 2004 Flexible Plan;

     (d) prescribe, amend and rescind the rules and regulations relating to the 2004 Flexible Plan or make individual decisions as questions arise, or both;

     (e) determine whether, to what extent and under what circumstances to provide loans and/or bonuses from the Company to Participants in connection with the exercise of Awards, and the terms and conditions of such bonuses and/or loans, provided that loans shall not be provided to a Participant to the extent prohibited by applicable law;

     (f) rely upon employees, consultants, and agents of the Company for such clerical and record keeping duties as may be necessary in connection with the administration of the 2004 Flexible Plan; and

     (g) make all other determinations and take all other actions necessary or advisable for the administration of the 2004 Flexible Plan.

     3.3 Procedures. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. All questions of interpretation and application of the 2004 Flexible Plan or pertaining to any question of fact or Award granted hereunder shall be decided by the Committee, whose decision shall be final, conclusive and binding upon the Company and each other affected party.

     3.4 Delegation by the Committee. Subject to the last two sentences of Section 2.5, the Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the

2004 Flexible Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

     3.5 Foreign Participation. To ensure the viability of awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, to the extent permitted by applicable law and to the extent such authority would not adversely affect the 2004 Flexible Plan, Participants, or Awards, the Committee may approve such supplements to, or amendments, restatements or alternative versions of the 2004 Flexible Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the 2004 Flexible Plan as in effect for any other purposes; provided that, no such supplements, amendments, restatements or alternative versions shall increase the Share limitations contained in Section 4 of the Plan or change the eligibility provisions of Section 5 of the Plan; and provided further than any such supplement, amendment, restatement, or alternative version shall be approved by the Shareholders to the extent required by Section 14.1(b) or (c).

4. Shares Subject to 2004 Flexible Plan

     4.1 Limitations. The Shares issued pursuant to the 2004 Flexible Plan may be authorized but unissued Shares, or may be issued Shares which have been reacquired by the Company.

     (a) The maximum number of Shares that may be issued with respect to Awards under the 2004 Flexible Plan shall not exceed 5,000,000, subject to adjustment as provided in Section 13.

     (b) The maximum number of Shares (or cash equivalent value) with respect to which stock options or Stock Appreciation Rights may be granted hereunder to any Participant during any calendar year may not exceed 500,000 Shares, subject to adjustment as provided in Section 13.

     4.2 Changes. To the extent that any Award under the 2004 Flexible Plan shall be forfeited, shall expire unexercised or shall be canceled, in whole or in part, then the number of Shares covered by the Award to the extent forfeited, expired or canceled may again be awarded pursuant to the provisions of the 2004 Flexible Plan without again counting against the limitation specified in Section 4.1(a). Notwithstanding the foregoing, to the extent required for Awards intended to constitute — “qualified performance-based compensation” under Code Section 162(m) to satisfy such requirements of Code Section 162(m), Shares subject to a stock option or Stock Appreciation Right that is cancelled shall not again be available under the Plan for purposes of Section 4.1(b) and such other purposes, if any, as are required to satisfy such requirements under Code Section 162(m). In the event that Shares are delivered to the Company in full or partial payment of the exercise price for the exercise of a stock option granted under the 2004 Flexible Plan, the number of Shares available for future Awards under the 2004 Flexible Plan shall be reduced only by the net number of Shares issued upon the exercise of the option. Awards that may be satisfied either by the issuance of Shares or by cash or other consideration shall, until the form of consideration to be paid is finally determined, be counted against the maximum number of Shares that may be issued under the 2004 Flexible Plan. If the Award is ultimately satisfied by the payment of consideration other than Shares, as, for example, a stock option granted in tandem with a Stock Appreciation Right that is settled by a cash payment of the stock appreciation, such Shares may again be made the subject of an Award under the 2004 Flexible Plan. Awards will not reduce the number of Shares that may be issued pursuant to the 2004 Flexible Plan if the settlement of the Award will not require the issuance of Shares, as, for example, a Stock Appreciation Right that can be satisfied only by the payment of cash.

5. Eligibility

     An individual shall be eligible to participate in the Plan and receive Awards hereunder if the individual is an employee of the Company or a Subsidiary or if the individual otherwise provides services to the Company or a Subsidiary as an officer, consultant or nonemployee Director or in any other capacity; provided that Incentive Stock Options may only be awarded to individuals who are employees of the Company or a Subsidiary. In making any determination as to persons to whom Awards shall be granted, the type of Award, and/or the number of Shares to be covered by the Award, the Committee shall consider the position and responsibilities of the Participant; his or her importance to the Company and its Subsidiaries; the duties of such person; his or her past, present and potential contributions to the growth and success of the Company and its Subsidiaries; and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the 2004 Flexible Plan.

6. Stock Options

     6.1 Grants. The Committee may grant stock options alone or in addition to other Awards granted under the 2004 Flexible Plan to any Participant. Each person so selected shall be offered an option to purchase the number of Shares determined by the Committee. The Committee shall specify whether such option is an Incentive Stock Option or Non-Qualified Stock Option and any other terms and conditions relating to such Award. Each such person so selected shall have a reasonable period of time within which to accept or reject the offered option. Failure to accept within the period so fixed by the Committee may be treated as a rejection. Each person who accepts an option shall enter into a written agreement with the Company, in such form as the Committee may prescribe, setting forth the terms and conditions of the option (including the extent to which the option is an Incentive Stock Option or Non-Qualified Stock Option), consistent with the provisions of the 2004 Flexible Plan. To the extent that any stock option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such stock option or the portion thereof which does not qualify shall automatically constitute a separate Non-Qualified Stock Option without any further action and notwithstanding the original designation of the option as an Incentive Stock Option. Nothing in this Plan shall be interpreted as a representation, guarantee, or other understanding on the part of the Company that any particular option will be determined to be an Incentive Stock Option under Section 422 of the Code. At any time and from time to time, the Optionee and the Company may agree to modify an option agreement so that an Incentive Stock Option may be converted to a Non-Qualified Stock Option. The Committee may require that an Optionee meet certain conditions before the option or a portion thereof may vest or be exercised, as, for example, that the Optionee remain in the employ or active service of the Company for a stated period or periods of time before the option, or stated portions thereof, may vest or be exercised.

     6.2 Option Price. The option exercise price of the Shares covered by each stock option shall be determined by the Committee; provided, however, that the option exercise price of a stock option shall not be less than one hundred percent (100%) of the Fair Market Value of Shares on the date of the grant of such stock option. Subject to the provisions of Section 13, the exercise price of a stock option issued in accordance with this 2004 Flexible Plan shall not be adjusted or amended following the issuance of such stock option.

     6.3 Incentive Stock Options Limitations.

     (a) To the extent required by Section 422 of the Code, in no event shall any person be granted Incentive Stock Options to the extent that the Shares covered by any Incentive Stock Options (and any Incentive Stock Options granted under any other plans of the Company and its Subsidiaries) that may be exercised for the first time by such person in any calendar year have an aggregate Fair Market Value in excess of $100,000. For this purpose, the Fair Market Value of the Shares shall be determined as of the dates on which the Incentive Stock Options are granted. It is intended that the limitation on Incentive Stock Options provided in this Subsection 6.3(a) be the maximum limitation on options which may be considered Incentive Stock Options under the Code, and this Subsection 6.3(a) shall be construed and applied in accordance with Section 422 of the Code.

     (b) Notwithstanding anything herein to the contrary, in no event shall any Participant owning more than ten percent (10%) of the total combined voting power of the Company or any Subsidiary be granted an Incentive Stock Option hereunder unless (1) the option exercise price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Shares subject to such Incentive Stock Option at the time that the Incentive Stock Option is granted and (2) the term of such Incentive Stock Option shall not exceed five (5) years.

     6.4 Option Term. Subject to Subsection 6.3(b) hereof, the term of a stock option shall be for such period of months or years from the date of its grant as may be determined by the Committee; provided, however, that no stock option shall be exercisable later than ten (10) years from the date of its grant. Subject to the foregoing, a stock option granted to a Participant who is not an employee of the Company or any Subsidiary shall be exercisable at such time and to such extent (including after termination of such Participant’s service for the Company) as is expressly provided in the option agreement. The extent to which a stock option that is granted to a Participant who is an employee of the Company or any Subsidiary may be exercised by the Participant or the Participant’s Designated Beneficiary after the Participant’s termination of employment with the Company and all Subsidiaries (including by reason of Disability) shall be determined by the Committee and incorporated into the terms of the applicable option agreement.

     6.5 Vesting of Stock Options.

     (a) Each stock option granted hereunder may only be exercised to the extent that the Optionee is vested in such option. Each stock option shall vest separately in accordance with the option vesting schedule, if any, determined by the Committee in its sole discretion, which will be incorporated in the stock option agreement entered into between the Company and each Optionee and only to the extent that the Optionee remains in the continuous employ or service of the Company or a Subsidiary. The option vesting schedule will be accelerated if, in the sole discretion of the Committee, the Committee determines that acceleration of the option vesting schedule would be desirable for the Company.

     (b) In the event of the dissolution or liquidation of the Company, each stock option granted under the 2004 Flexible Plan shall terminate as of a date to be fixed by the Board; provided, however, that not less than thirty (30) days’ written notice of the date so fixed shall be given to each Optionee and each such Optionee shall be fully vested in and shall have the right during such period to exercise the option, even though such option would not otherwise be exercisable under the option vesting schedule. At the end of such period, any unexercised option shall terminate and be of no other effect.

     (c) In the event of a Reorganization (as defined in Section 2.3 hereof):

     (1) If there is no plan or agreement respecting the Reorganization, or if such plan or agreement does not specifically provide for the change, conversion or exchange of the Shares under outstanding and unexercised stock options for other securities then the provisions of Subsection 6.5(b) shall apply as if the Company had dissolved or been liquidated on the effective date of the Reorganization; or

     (2) If there is a plan or agreement respecting the Reorganization, and if such plan or agreement specifically provides for the change, conversion or exchange of the Shares under outstanding and unexercised stock options for securities of another corporation, then the Board shall adjust the Shares under such outstanding and unexercised stock options (and shall adjust the Shares remaining under the 2004 Flexible Plan which are then available to be awarded under the 2004 Flexible Plan, if such plan or agreement makes no specific provision therefor) in a manner not inconsistent with the provisions of such plan or agreement for the adjustment, change, conversion or exchange of such Shares and such options.

     (3) The Committee may provide in an option agreement and/or Stock Appreciation Rights agreement that in the event of a Change in Control of the Company, (i) all or a portion of the stock options and any associated Stock Appreciation Rights awarded under such agreement shall become fully vested and immediately exercisable and/or (ii) the vesting of all performance-based stock options shall be determined as if the performance period or cycle applicable to such stock options had ended immediately upon such Change in Control; provided, however, that if in the opinion of counsel to the Company the immediate exercisability of options when taken into consideration with all other “parachute payments” as defined in Section 280G of the Code, would result in an “excess parachute payment” as defined in such section as well as an excise tax imposed by Section 4999 of the Code, such options and any associated Stock Appreciation Rights shall become fully vested and immediately exercisable, except as and to the extent the Committee in its sole discretion, shall otherwise determine, which determination by the Committee shall be based solely upon maximizing the after-tax benefits to be received by any such Optionee. If the Committee does not provide for accelerated vesting in an option or Stock Appreciation Rights agreement pursuant to this Subsection 6.5(c)(3), such option and/or Stock Appreciation Right shall vest, if at all, solely in accordance with the terms of the agreement and the other terms of this Plan.

     6.6 Exercise of Stock Options.

     (a) Stock options may be exercised as to Shares only in amounts and at intervals of time specified in the written option agreement between the Company and the Optionee. Each exercise of a stock option, or any part thereof, shall be evidenced by a written notice to the Company. The purchase price of the Shares as to which an option shall be exercised shall be paid in full at the time of exercise, and may be paid to the Company either:

     (1) in cash (including check, bank draft or money order);

     (2) by the delivery of Shares having a Fair Market Value equal to the aggregate purchase price;

     (3) by a combination of cash and Shares; or

     (4) by other consideration deemed acceptable by the Committee in its sole discretion.

     Without limiting the authority of the Committee under Section 3.2(e), the Company in its sole and absolute discretion and at or about the time of exercise of a stock option may pay a bonus to the Optionee or, to the extent permitted by applicable law, make a loan available to the Optionee.

     (b) An Optionee shall not have any of the rights of a Shareholder with respect to the Shares covered by a stock option except to the extent that one or more certificates representing such Shares shall have been delivered to the Optionee, or the Optionee has been determined to be a Shareholder of record by the Company’s transfer agent, upon due exercise of the option.

     6.7 Date of a Stock Option Grant. The granting of a stock option shall take place only upon the execution and delivery by the Company and an Optionee of a written option agreement. Neither any action taken by the Board nor anything contained in the 2004 Flexible Plan or in any resolution adopted or to be adopted by the Board or the Shareholders shall constitute the granting of a stock option under the 2004 Flexible Plan.

7. Stock Appreciation Rights

     7.1 Grants. The Committee may grant to any Participant either Non-Tandem Stock Appreciation Rights or Tandem Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as the Committee shall impose. The grant of the Stock Appreciation Right may provide that the holder may be paid for the value of the Stock Appreciation Right either in cash or in Shares, or a combination thereof, at the discretion of the Committee. In the event of the exercise of a Stock Appreciation Right payable in Shares, the holder of the Stock Appreciation Right shall receive that number of whole Shares of stock of the Company having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (i) either (a) in the case of a Tandem Stock Appreciation Right, the difference between the Fair Market Value of a Share on the date of exercise over the per share exercise price of the related option, or (b) in the case of a Non-Tandem Stock Appreciation Right the difference between the Fair Market Value of a Share on the date of exercise over the Fair Market Value on the date of the grant by (ii) the number of Shares as to which the Stock Appreciation Right is exercised. However, notwithstanding the foregoing, the Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a Stock Appreciation Right, but any such limitation shall be specified at the time that the Stock Appreciation Right is granted.

     7.2 Exercisability. A Tandem Stock Appreciation Right may be granted at the time of the grant of the related stock option or, if the related stock option is a Non-Qualified Stock Option, at any time thereafter during the term of the stock option. A Tandem Stock Appreciation Right granted in connection with an Incentive Stock Option (i) may be exercised at, and only at, the times and to the extent the related Incentive Stock Option is exercisable, (ii) expires upon the termination of the related Incentive Stock Option, (iii) may not exceed 100% of the difference between the exercise price of the related Incentive Stock Option and the Fair Market Value of the Shares subject to the related Incentive Stock Option at the time the Tandem Stock Appreciation Right is exercised and (iv) may be exercised at, and only at, such times as the Fair Market Value of the Shares subject to the related Incentive Stock Option exceeds the exercise price of the related Incentive Stock Option. The Tandem Stock Appreciation Right may be transferred at, and only at, the times and to the extent the related stock option is transferable. If a Tandem Stock Appreciation Right is granted, there shall be surrendered and canceled from the related option at the time of exercise of the Tandem Stock Appreciation Right, in lieu of exercise under the related option, that number of Shares as shall equal the number of Shares as to which the Tandem Stock Appreciation Right shall have been exercised.

     7.3 Certain Limitations on Non-Tandem Stock Appreciation Rights. A Non-Tandem Stock Appreciation Right will be exercisable as provided by the Committee and will have such other terms and conditions as the Committee may determine. A Non-Tandem Stock Appreciation Right is subject to acceleration of vesting or immediate termination in certain circumstances in the same manner as stock options pursuant to Sections 6.4 and 6.5 of the 2004 Flexible Plan.

     7.4 Limited Stock Appreciation Rights. The Committee is also authorized to grant “Limited Stock Appreciation Rights,” either as Tandem Stock Appreciation Rights or Non-Tandem Stock Appreciation Rights. Limited Stock Appreciation Rights would become exercisable only upon the occurrence of a Change in Control or such other event as the Committee may designate at the time of grant or thereafter.

8. Restricted Stock

     8.1 Grants. The Committee may grant Awards of Restricted Stock for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the grant. The terms and conditions of the Restricted Stock shall be specified by the grant agreement. The Committee, in its sole discretion, may specify any particular rights which the person to whom an Award of Restricted Stock is made shall have in the Restricted Stock during the restriction period and the restrictions applicable to the particular Award, the vesting schedule (which may be based on service, performance or other factors) and rights to acceleration of vesting (including, without limitation, whether non-vested Shares are forfeited or vested upon termination of employment or service). Further, the Committee may award performance-based Restricted Stock by conditioning the grant or vesting or such other factors, such as the release, expiration or lapse of restrictions upon any such Award (including the acceleration of any such conditions or terms) of such Restricted Stock, upon the attainment of specified performance goals or such other factors as the Committee may determine. The Committee shall also determine when the restrictions shall lapse or expire and the conditions, if any, under which the Restricted Stock will be forfeited or sold back to the Company. Each Award of Restricted Stock may have different restrictions and conditions. The Committee, in its discretion, may prospectively change the restriction period and the restrictions applicable to any particular Award of Restricted Stock. Unless otherwise set forth in the 2004 Flexible Plan, Restricted Stock may not be disposed of by the recipient until the restrictions specified in the Award expire.

     8.2 Awards and Certificates. Any Restricted Stock issued hereunder may be evidenced in such manner as the Committee, in its sole discretion, shall deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock awarded hereunder, such certificate shall bear an appropriate legend with respect to the restrictions applicable to such Award. The Company may retain, at its option, the physical custody of any stock certificate representing any awards of Restricted Stock during the restriction period or require that the Restricted Stock be placed in escrow or trust, along with a stock power endorsed in blank, until all restrictions are removed or expire.

9. Performance Awards

     9.1 Grants. A Performance Award may consist of either or both, as the Committee may determine, (i) “Performance Shares” or the right to receive Shares, Restricted Stock or cash of an equivalent value, or any combination thereof as the Committee may determine, or (ii) “Performance Units,” or the right to receive a fixed dollar amount payable in cash, Shares, Restricted Stock or any combination thereof, as the Committee may determine. The Committee may grant Performance Awards to any Participant for no cash consideration, for such minimum consideration as may be required by applicable law or for such other consideration as may be specified at the time of the grant. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the performance criteria to be achieved during a performance period, the criteria used to determine vesting (including the acceleration thereof), whether Performance Awards are forfeited or vest upon termination of employment or service during a performance period and the maximum or minimum settlement values. Each Performance Award shall have its own terms and conditions, which shall be determined at the discretion of the Committee. If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

     9.2 Terms and Conditions. Performance Awards may be valued by reference to the Fair Market Value of a Share or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of specific financial, production, sales, cost or earnings performance objectives that the Committee believes to be relevant to the Company’s business and for remaining in the employ or active service of the Company for a specified period of time, or the Company’s performance or the performance of its Shares measured against the performance of the market, the Company’s industry segment or its direct competitors. Performance Awards may be paid in cash, Shares (including Restricted Stock) or other consideration, or any combination thereof. If payable in Shares, the consideration for the issuance of the Shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective, all at the Committee’s discretion. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

10. Dividend Equivalent Rights

     The Committee may grant a Dividend Equivalent Right either as a component of another Award or as a separate Award, and, in general, each such holder of a Dividend Equivalent Right that is outstanding on a dividend record date for the Company’s Common Stock shall be credited with an amount equal to the cash or stock dividends or other distributions that would have been received had the Shares covered by the Award been issued and outstanding on the dividend record date. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares (which may thereafter accrue additional Dividend Equivalent Rights). Any such reinvestment shall be at the Fair Market Value of the Shares at the time thereof. Dividend Equivalent Rights may be settled in cash or Shares, or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement or payment for or lapse of restrictions on such other Award and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

11. Other Awards

     The Committee may grant to any Participant other forms of Awards based upon, payable in or otherwise related to, in whole or in part, Shares, if the Committee, in its sole discretion, determines that such other form of Award is consistent with the purposes and restrictions of the 2004 Flexible Plan. The terms and conditions of such other form of Award shall be specified by the grant including, but not limited to, the price, if any, and the vesting schedule, if any. Such Awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law or for such other consideration as may be specified by the grant.

12. Compliance with Securities and Other Laws

     In no event shall the Company be required to sell or issue Shares under any Award if the sale or issuance thereof would constitute a violation of applicable Federal or state securities laws or regulations or a violation of any other law or regulation of any governmental or regulatory agency or authority or any national securities exchange on which the Shares are listed or traded. As a condition to any sale or issuance of Shares, the Company may place legends on Shares, issue stop transfer orders and require such agreements or undertakings as the Company may deem necessary or advisable to assure compliance with any such laws or regulations, including, if the Company or its counsel deems it appropriate, representations from the person to whom an Award is granted that he or she is acquiring the Shares solely for investment and not with a view to distribution and that no distribution of the Shares will be made unless registered pursuant to applicable Federal and state securities laws, or in the opinion of counsel of the Company, such registration is unnecessary.

13. Adjustments upon Changes in Capitalization or Reorganization

     The value of an Award in Shares and the number of Shares available for issuance hereunder shall be adjusted from time to time as follows:

     (a) Subject to any required action by Shareholders, the number of Shares covered by each outstanding Award, and the exercise price, shall be proportionately adjusted for any increase or decrease in the number of issued Shares of the Company resulting from a subdivision or consolidation of Shares or the payment of a stock dividend (but only in Shares) or any other increase or decrease in the number of Shares affected without receipt of consideration by the Company.

     (b) Subject to any required action by Shareholders, if the Company shall be the surviving corporation in any Reorganization, merger or consolidation (or if the Company is not the surviving corporation in such a transaction, but the transaction does not constitute a Change in Control), each outstanding Award shall pertain to and apply to the securities to which a holder of the number of Shares subject to the Award would have been entitled, and if a plan or agreement reflecting any such event is in effect that specifically provides for the change, conversion or exchange of Shares, then any adjustment to Shares relating to an Award hereunder shall not be inconsistent with the terms of any such plan or agreement.

     (c) In the event of a change in the Shares of the Company as presently constituted, which is limited to a change of par value into the same number of Shares with a different par value or without par value, the Shares resulting from any such change shall be deemed to be the Shares within the meaning of the 2004 Flexible Plan.

     To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board, whose determination shall be final, binding and conclusive.

     Except as hereinbefore expressly provided in the 2004 Flexible Plan, any person to whom an Award is granted shall have no rights by reason of any subdivision or consolidation of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, reorganization, merger or consolidation or spin-off of assets or stock of another corporation, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect and no adjustment by reason thereof shall be made with respect to, the number or exercise price of Shares subject to an Award. The grant of an Award pursuant to the 2004 Flexible Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, Reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell or transfer all or any part of its business or assets.

14. Amendment or Termination of the 2004 Flexible Plan

     14.1 Amendment of the 2004 Flexible Plan. Notwithstanding anything contained in the 2004 Flexible Plan to the contrary, all provisions of the 2004 Flexible Plan may at any time or from time to time be modified or amended by the Board; provided, however, that

     (a) no Award at any time outstanding under the 2004 Flexible Plan may be modified, impaired or canceled adversely to the holder of the Award without the consent of such holder;

     (b) to the extent required by Section 422 of the Code, as it may be amended from time to time, any amendment which (i) increases the maximum number of Shares subject to the 2004 Flexible Plan (other than an increase merely reflecting a change in the number of outstanding Shares, such as a stock dividend or stock split), (ii) modifies the individuals or classes of individuals eligible to receive Awards, (iii) changes the corporation with respect to which “Shares” are defined, or (iv) modifies the definition of “Company” to refer to another entity (other than a successor to HCC Insurance Holdings, Inc.) must be approved by the Shareholders within the twenty-four (24)-month period beginning twelve (12) months before the date the amendment is adopted; and

     (c) to the extent the Company is subject to the listing requirements of the New York Stock Exchange, as they may be amended from time to time, any amendment which constitutes a material revision of the Plan must be approved by the Shareholders in accordance with and to the extent required by such listing requirements.

     14.2 Termination of the 2004 Flexible Plan; Maximum Plan Term. The Board may suspend or terminate the 2004 Flexible Plan at any time, and such suspension or termination may be retroactive or prospective. No Award may be granted on or after the tenth anniversary of the initial effective date specified in Section 16.7. However, if the Plan is amended or restated and the Plan as so amended or restated is approved by the Shareholders, the Plan shall be deemed to be a new Plan and the date on which the amendment or restatement is adopted by the Board (or the date of approval by the Shareholders, if earlier) shall be substituted for the initial effective date in the immediately preceding sentence. Termination of the 2004 Flexible Plan shall not impair or affect any Award previously granted hereunder and the rights of the holder of the Award shall remain in effect until the Award has been exercised in its entirety or has expired or otherwise has been terminated by the terms of such Award.

15. Amendments and Adjustments to Awards

     The Committee may amend, modify or terminate any outstanding Award with the Participant’s consent at any time prior to payment or exercise in any manner not inconsistent with the terms of the 2004 Flexible Plan, including, without limitation to change the date or dates as of which (a) an option becomes exercisable or (b) a performance-based Award is deemed earned. The Committee is also authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or non-recurring events (including, without limitation, the events described in Section 13 hereof) affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent reduction or enlargement of the benefits or potential benefits intended to be made available under the 2004 Flexible Plan. Notwithstanding Section 14.1(a) or any provision of the 2004 Flexible Plan or any agreement regarding an Award to the contrary, the Committee may cause any Award granted to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award in an amount equal to the value of such canceled Award. The determinations of value under this Section 15 shall be made by the Committee in its sole discretion.

16. General Provisions

     16.1 No Limit on Other Compensation Arrangements. Nothing contained in the 2004 Flexible Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

     16.2 No Right to Employment. Nothing in the 2004 Flexible Plan or in any Award, nor the grant of any Award, shall confer upon or be construed as giving any recipient of an Award any right to remain in the employ or service of the Company or any Subsidiary. Further, the Company and its Subsidiaries may at any time dismiss a Participant from employment or service, free from any liability or any claim under the 2004 Flexible Plan, unless otherwise expressly provided in the 2004 Flexible Plan or in any Award agreement. No Participant, employee, Optionee or other person shall have any claim to be granted any Award, and there is no obligation for uniformity or treatment of employees, Participants or holders or beneficiaries of Awards.

     16.3 Governing Law. Except to the extent that Federal law is controlling, the validity, construction and effect of the 2004 Flexible Plan and any rules and regulations relating to the 2004 Flexible Plan shall be determined in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws principles thereof.

     16.4 Severability. If any provision of the 2004 Flexible Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the 2004 Flexible Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the sole determination of the Committee, materially altering the intent of the 2004 Flexible Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award and the remainder of the 2004 Flexible Plan and any such Award shall remain in full force and effect.

     16.5 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the 2004 Flexible Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

     16.6 Headings. Headings are given to the Sections and Subsections of the 2004 Flexible Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the 2004 Flexible Plan or any provision thereof.

     16.7 Effective Date and Shareholder Approval. The 2004 Flexible Plan, as amended, shall be effective as of May 13, 2004, after its approval by the Board effective as of such date and its approval by the Shareholders at the Annual Meeting of Shareholders to be held on such date. For purpose of this Plan, including this Section and Sections 14.1 and 14.2, Shareholder approval shall be considered obtained if such approval complies with (a) all applicable provisions of the articles of incorporation and bylaws of the Company and applicable state law prescribing the method and degree of stockholder approval required for the issuance of corporate stock or options

(and if applicable state law does not prescribe such method and degree of stockholder approval, such approval must otherwise be obtained in accordance with Code Section 422) and (b) any applicable listing requirements of the New York Stock Exchange to the extent the Company is subject to such requirements.

     16.8 Non-Transferability of Awards. Awards shall be nontransferable other than by will or the laws of descent and distribution, and Awards may be exercised, during the lifetime of the holder, only by the holder (or the holder’s duly appointed guardian or personal representative); provided, however, that Awards other than Incentive Stock Options may be transferred (i) by the holder to a family member, trust, charity, or similar organization for estate planning purposes and (ii) with the approval of the Committee, as directed under a qualified domestic relations order.

     16.9 Withholding. The Company shall have the right to withhold or require separate payment of all Federal, state, local or other taxes or payments required by law to be withheld or paid with respect to any Award or payment made under the Plan. Such amounts shall be withheld or paid prior to the delivery of any certificate representing Shares or any other Award subject to such withholding. Such a payment may be made by the delivery of cash (or other consideration acceptable to the Company) to the Company in an amount that equals or exceeds the required withholding obligation of the Company. In the event of a transfer of an Award, the Participant who assigns the Award shall remain subject to withholding taxes or similar obligations upon exercise of the Award by the transferee to the extent required by the Code or other applicable laws. All determinations of withholding liability under this Section shall be made by the Company in its sole discretion and shall be binding upon the Participant.

     16.10 Unfunded Plan. Unless otherwise determined by the Committee, the 2004 Flexible Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The 2004 Flexible Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under the 2004 Flexible Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company.

     16.11 Writing Requirement. A requirement hereunder that an agreement, notice, or other instrument be written will be considered satisfied if the instrument is provided in electronic form that is approved by the Committee and that may be retained and reproduced in paper form.

17. Code Section 162(m) Limitations

     17.1 Applicability. In the event of any inconsistencies between this Section 17 and the other 2004 Flexible Plan provisions, the provisions of this Section 17 shall control.

     17.2 Establishment of Performance Goals. Awards, other than stock options and Stock Appreciation Rights, shall be based on the attainment of certain performance goals. No later than the earlier of (i) ninety (90) days after the commencement of the applicable fiscal year or such other award period as may be established by the Committee (“Award Period”) and (ii) the completion of twenty-five percent (25%) of such Award Period, the Committee shall establish, in writing, the performance goals applicable to each such Award. At the time the performance goals are established by the Committee, their outcome must be substantially uncertain. In addition, the performance goal must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Participant if the goal is obtained. Such formula or standard shall be sufficiently objective so that a third party with knowledge of the relevant performance results could calculate the amount to be paid to the subject Participant. The material terms of the performance goals for Participants and the compensation payable thereunder shall be submitted to the Shareholders for their review and approval if and to the extent required for such compensation to be deductible pursuant to Section 162(m) (or any successor thereto) of the Code, and the Treasury Regulations thereunder. Shareholder approval, if necessary, shall be obtained for such performance goals prior to any Award being paid to such Participant. If Shareholder approval is required and the Shareholders do not approve such performance goals, no amount shall be paid to such Participant for such applicable Award Period under the 2004 Flexible Plan. The disclosure of the “material terms” of a performance goal and the compensation payable thereunder shall be determined under the guidelines set forth under Section 162(m) of the Code, and the Treasury Regulations thereunder.

     17.3 Components of Awards. Each Award to a Participant, other than stock options and Stock Appreciation Rights, shall be based on performance goals which are sufficiently objective so that a third party having knowledge of the relevant facts could determine whether the goal was met. Except as provided in Section 17.8 herein, performance measures which may serve as determinants of Awards shall be limited to the following measures: earnings per share; return on assets; return on equity; return on capital; net profit after taxes; net profit before taxes; economic value added; operating profits; stock price; market share; and sales or expenses. Within ninety (90) days following the end of each Award Period, the Committee shall certify in writing that the performance goals, and any other material terms were satisfied. Thereafter, Awards shall be made for each Participant as determined by the Committee. The Awards may not vary from the pre-established amount based on the level of achievement.

     17.4 No Mid-Year Change in Awards. Except as provided in Sections 17.8 and 17.9 herein, each Award, other than stock options and Stock Appreciation Rights, shall be based exclusively on the performance measures established by the Committee pursuant to Sections 17.2 and 17.3.

     17.5 No Partial Award Period Participation. A Participant who becomes eligible to participate in the 2004 Flexible Plan after performance goals have been established in an Award Period pursuant to Sections 17.2 and 17.3 may not participation in the 2004 Flexible Plan prior to the next succeeding Award Period, except with respect to Awards which are stock options or Stock Appreciation Rights.

     17.6 Performance Goals. Except as provided in Section 17.8 herein, performance goals shall not be changed following their establishment, and Participants shall not receive any payout, except with respect to Awards which are stock options or Stock Appreciation Rights, when the minimum performance goals are not met or exceeded.

     17.7 Individual Performance and Discretionary Adjustments. Except as provided in Section 17.8 herein, subjective evaluations of individual performance of the Participants shall not be reflected in their Awards, other than Awards which are stock options or Stock Appreciation Rights. The payment of such Awards shall be entirely dependent upon the attainment of the pre-established performance goals.

     17.8 Amendments. No amendment of the 2004 Flexible Plan with respect to any Participant may be made which would (i) increase the maximum amount that can be paid to any one Optionee under the 2004 Flexible Plan, (ii) change the specified performance goal for payment of Awards, or (iii) modify the requirements as to eligibility for participation in the 2004 Flexible Plan, unless the Shareholders have first approved such amendment in a manner which would permit the deduction under Section 162(m) of the Code of such payment in the fiscal year it is paid. The Committee shall amend this Section 17 and such other provisions as it deems appropriate, to cause amounts payable to Participants to satisfy the requirements of Section 162(m) and the Treasury Regulations promulgated thereunder.

     17.9 Stock Options and Stock Appreciation Rights; Maximum Amount of Compensation. Notwithstanding any provision of this 2004 Flexible Plan (including the provisions of this Section 17) to the contrary, the amount of compensation which a Participant may receive with respect to stock options and Stock Appreciation Rights which are granted hereunder shall be based solely on an increase in the value of the applicable Shares after the date of grant of such Award. Thus, no stock option may be granted hereunder to a Participant with an exercise price less than the Fair Market Value of Shares on the date of grant. The maximum amount of compensation payable as an Award (other than an Award which is a stock option or Stock Appreciation Right) to any Participant during any calendar year may not exceed $1,000,000. Section 4.1(b) sets forth the maximum number of Shares (or cash equivalent value) with respect to which stock options or Stock Appreciation Rights may be granted to any Participant during any calendar year.